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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BALL CORPORATION
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 23, 2003

        The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation's offices, 10 Longs Peak Drive, Broomfield, Colorado, on Wednesday, April 23, 2003, at 9:00 a.m. (MDT) for the following purposes:

  1.
  To elect one director to serve a one-year term expiring at the 2004 Annual Meeting of Shareholders, to elect one director to serve a two-year term expiring at the 2005 Annual Meeting of Shareholders and to elect three directors to serve three-year terms expiring at the 2006 Annual Meeting of Shareholders;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Corporation for 2003;

  3.
  To amend the Amended Articles of Incorporation to increase the amount of authorized Common Stock from 120,000,000 shares to 240,000,000 shares; and

  4.
  To transact any other business as properly may come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

        Only holders of Common Stock of record at the close of business March 3, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        A Proxy Statement appears on the following pages. A copy of the Annual Report for 2002 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

By Order of the Board of Directors
David A. Westerlund Corporate Secretary

March 17, 2003
Broomfield, Colorado

YOUR VOTE IS IMPORTANT
You are urged to complete, sign, date and return promptly your proxy in the enclosed postage-paid envelope, or submit your proxy via the telephone or Internet, as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions.

PLEASE NOTE: The 2003 Annual Meeting will be held to tabulate the votes cast and to report the results of voting on the items described above. No presentations or other business matters are planned for the meeting.

Ball and are trademarks of Ball Corporation, Reg. U.S. Pat. & Tm. Office

BALL CORPORATION
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

PROXY STATEMENT
March 17, 2003

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 23, 2003

To Shareholders of Ball Corporation:

        This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held April 23, 2003, for the purposes stated in the accompanying notice of the meeting.

        Please complete, sign, date and return your proxy card, or submit your proxy via the telephone or Internet, as soon as possible, so that your shares can be voted at the meeting. Any Ball Corporation shareholder of record desiring to submit his proxy by telephone or via the Internet will be required to enter the unique voter control number imprinted on his Ball Corporation proxy card, and therefore should have the card for reference when initiating the process.

  •
  To submit your proxy by telephone, call 1-877-779-8683 on a touch-tone telephone, and follow the simple menu instructions provided. There is no charge for this call.

  •
  To submit your proxy over the Internet, log on to the website http://www.eproxyvote.com/bll and follow the simple instructions provided.

Similar instructions are included on the enclosed proxy card.

        A shareholder of the Corporation may revoke a proxy at any time by sending written notice of revocation to the Corporate Secretary; by voting again by telephone, via the Internet or in writing; or by voting in person at the meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        At the close of business on March 3, 2003, there were outstanding 56,976,266 shares of Common Stock (including the associated preferred stock purchase rights under the Rights Agreement dated as of January 24, 1996, between the Corporation and EquiServe Trust Company, N.A.). Other than 28,000 shares of Common Stock granted as restricted stock without voting rights, each of the other shares is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

        Based on Schedule 13G filings with the Securities and Exchange Commission, the following table indicates the beneficial owners of more than 5 percent of the Corporation's outstanding Common Stock as of December 31, 2002:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Barclays Global Investors, NA 45 Fremont Street, 3rd Floor San Francisco, CA 94105-2228	4,419,240(1)	7.8
Iridian Asset Management LLC 276 Post Road West, Suite 100 Westport, CT 06880-4704	4,140,142(2)	7.3
Janus Capital Management LLC 100 Fillmore Street Denver, CO 80206-4923	3,724,390(3)	6.6
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard Malvern, PA 19355	3,123,651(4)	5.5

(1)
Includes: (a) 3,809,721 shares held by Barclays Global Investors, NA, (b) 234,716 shares held by Barclays Global Fund Advisors, (c) 373,575 shares held by Barclays Global Investors, LTD, and (d) 1,228 shares held by Barclays Capital Securities Limited. This information is based on the Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Investments, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited and Barclays Private Bank and Trust Limited (Sussie) filed on February 12, 2003. The shares are held with sole voting and dispositive power.

(2)
Includes: (a) 3,984,842 shares owned by Iridian Asset Management LLC ("Iridian"), (b) 20,700 shares owned by Iridian Partners Fund, L.P. ("Iridian Partners"), (c) 17,500 shares owned by Iridian Investors, L.P. ("Iridian Investors"), and (d) 117,100 shares owned by Iridian Private Business Value Equity Fund, L.P. ("Iridian Private Business"). BIAM (US) Inc. is the controlling member of Iridian and an indirect, wholly owned subsidiary of the Bank of Ireland. This information is based on an amendment to Schedule 13G filed by and on behalf of The Governor and Company of the Bank of Ireland, IBI Interfunding, BankIreland/First Financial, Inc., BIAM (US) Inc., Iridian, COLE Partners LLC, Iridian Partners, Iridian Investors, Iridian Private Business, David L. Cohen and Harold J. Levy on February 10, 2003. The shares are held with shared voting and dispositive power.

(3)
Includes: (a) 3,285,290 shares with sole voting and dispositive power and (b) 439,100 shares with shared voting and dispositive power. This information is based on the Schedule 13G filed by Janus Capital Management LLC on February 14, 2003.

(4)
Shared voting and dispositive power. In its capacity as Trustee for the 401(k) plan of the Ball Corporation Salary Conversion and Employee Stock Ownership Plan, and as a result of the conversion of the Series B ESOP Convertible Preferred Stock to Common Stock, which Common Stock was distributed to employee participants' accounts in 2002, Vanguard believes it may have beneficial ownership in excess of 5 percent of the Corporation's Common Stock. This information is based on an amendment to Schedule 13G filed by Vanguard Fiduciary Trust Company on February 10, 2003.

        The following table lists the beneficial ownership, as of the close of business on March 3, 2003, of Common Stock of the Corporation, of director nominees, continuing directors, the Chief Executive Officer and the five other most highly compensated executive officers and, as a group, of such persons and other executive officers. Unless otherwise noted, the beneficial owner has sole voting and investment power.

Title of Class	Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(2)
Common	Frank A. Bracken	604,143	(3)	1.1
Common	Howard M. Dean	42,724	(4)	*
Common	Hanno C. Fiedler	45,000	(5)	*
Common	R. David Hoover	645,552	(6)	1.1
Common	John F. Lehman	49,807	(7)	*
Common	Donald C. Lewis	85,743	(8)	*
Common	Leon A. Midgett	101,482	(9)	*
Common	Jan Nicholson	90,873	(10)	*
Common	Albert R. Schlesinger	84,998	(11)	*
Common	Raymond J. Seabrook	211,631	(12)	*
Common	George A. Sissel	409,482	(13)	*
Common	Theodore M. Solso	3,000		*
Common	William P. Stiritz	556,310	(14)	1.0
Common	Stuart A. Taylor II	28,958	(15)	*
Common	David A. Westerlund	215,910	(16)	*
Common	All of the above and present executive officers as a group (19)	3,384,108		5.9

(1)
Full voting and dispositive power, unless otherwise noted.
(2)
* Indicates less than 1 percent ownership.
(3)
Includes 12,440 shares owned by Mr. Bracken's wife, as to which he disclaims beneficial ownership, and 21,000 shares that he may acquire during the next 60 days upon the exercise of stock options.
(4)
Includes 500 shares owned by Mr. Dean's wife, as to which he disclaims beneficial ownership, and 21,000 shares that he may acquire during the next 60 days upon the exercise of stock options.
(5)
Includes 25,000 restricted shares without voting rights.
(6)
Includes 134,473 shares held in trust for Mr. Hoover's wife, as to which he disclaims beneficial ownership, and 355,942 shares that he may acquire during the next 60 days upon the exercise of stock options.
(7)
Includes 15,000 shares that Mr. Lehman may acquire during the next 60 days upon the exercise of stock options.
(8)
Includes 31,500 shares that Mr. Lewis may acquire during the next 60 days upon the exercise of stock options.
(9)
Includes 31,250 shares that Mr. Midgett may acquire during the next 60 days upon the exercise of stock options.
(10)
Includes 21,000 shares that Ms. Nicholson may acquire during the next 60 days upon the exercise of stock options.
(11)
Includes 62,500 shares that Mr. Schlesinger may acquire during the next 60 days upon the exercise of stock options.
(12)
Includes 1,600 shares owned by Mr. Seabrook's children, as to which he disclaims beneficial ownership, and 91,636 shares that he may acquire during the next 60 days upon the exercise of stock options.
(13)
Includes 19,600 shares owned by Mr. Sissel's wife, as to which he disclaims beneficial ownership, and 261,000 shares that he may acquire during the next 60 days upon the exercise of stock options.
(14)
Includes 100,000 shares owned by Mr. Stiritz' wife, as to which he disclaims beneficial ownership, and 21,000 shares that he may acquire during the next 60 days upon the exercise of stock options.
(15)
Includes 10,000 shares that Mr. Taylor may acquire during the next 60 days upon the exercise of stock options.
(16)
Includes 25,000 shares owned by Mr. Westerlund's wife, as to which he disclaims beneficial ownership, and 115,248 shares that he may acquire during the next 60 days upon the exercise of stock options.

VOTING ITEM 1—ELECTION OF DIRECTORS

        In 1985 the shareholders adopted the Amended Articles of Incorporation of Ball Corporation, dividing the Board into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. On April 23, 2003, one person is to be elected to serve as a director until 2004, one person is to be elected to serve as a director until 2005, and three persons are to be elected to serve as directors until 2006. Unless otherwise instructed on the proxy card, the persons named in the accompanying proxy intend to vote for nominees Hanno C. Fiedler to hold office as a director of the Corporation until the 2004 Annual Meeting of Shareholders (Class I); Theodore M. Solso to hold office as a director of the Corporation until the 2005 Annual Meeting of Shareholders (Class II); and Howard M. Dean, R. David Hoover and Jan Nicholson to hold office as directors of the Corporation until the 2006 Annual Meeting of Shareholders (Class III), or, in each case until his respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees become unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will be unable to serve.

        John T. Hackett, who has served as a director since 1994, has reached the retirement age for directors and is, therefore, ineligible to stand for reelection at the 2003 Annual Meeting. The Corporation wishes to express its appreciation to Mr. Hackett for his significant contributions to the Corporation and its shareholders during his tenure as a director.

        In accordance with Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker nonvotes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the one nominee named to hold office until the 2004 Annual Meeting of Shareholders (Class I), the one nominee named to hold office until the 2005 Annual Meeting of Shareholders (Class II) and the three nominees named to hold office until the 2006 Annual Meeting of Shareholders (Class III).

        Set forth for each director nominee in Classes I, II and III and for each continuing director in Classes I and II are the director's principal occupation and employment during the past five years, the period during which the director has served as a director and certain other information.

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

To Be Elected for a Term of One Year Until the 2004 Annual Meeting (Class I)
Hanno C. Fiedler
Executive Vice President, Ball Corporation, since December 2002. Chairman and Chief Executive Officer, Ball Packaging Europe, since December 2002. Chairman and Chief Executive Officer, Schmalbach-Lubeca AG, 1996 to 2002. Age 57.
Director since 2002.

Mr. Fiedler serves on the Supervisory Boards of Duales System Deutschland AG, Cologne, Germany; Thyssen Krupp Stahl AG, Duisburg, Germany; Pfleiderer AG and Pfleiderer Unternehmensverwaltung GmbH & Co. KG, both of Neumarkt, Germany; Howaldtswerke-Deutsche Werft AG, Kiel, Germany.
To Be Elected for a Term of Two Years Until the 2005 Annual Meeting (Class II)
Theodore M. Solso	Chairman and Chief Executive Officer, Cummins, Inc., Columbus, Indiana, since January 2000. President and Chief Operating Officer 1995-2000. Age 56.	Director since 2003. Mr. Solso is a director of Ashland Inc., Covington, Kentucky, and Irwin Financial Corporation, Columbus, Indiana.
To Be Elected for a Term of Three Years Until the 2006 Annual Meeting (Class III)
Howard M. Dean
	Retired as Chairman of the Board, Dean Foods Company, Dallas, Texas, in April 2002, Chairman of the Board, Dean Foods Company, 1989 to April 2002; Chairman and Chief Executive Officer, 1989 to 2001; President and Chief Operating Officer, 1971 to 1989. Age 65.	Director since 1984. Member, Executive, Human Resources and Nominating Committees. Mr. Dean is a director of Yellow Corporation, Overland Park, Kansas.
R. David Hoover
	Chairman, President and Chief Executive Officer, Ball Corporation, since April 2002; President and Chief Executive Officer, January 2001 to April 2002; Vice Chairman, President and Chief Operating Officer, April 2000 to January 2001; Vice Chairman, President and Chief Financial Officer, January 2000 to April 2000; Vice Chairman and CFO, 1998 to 2000; Executive Vice President and CFO, 1997 to 1998; Executive Vice President, CFO and Treasurer, 1996 to 1997; Executive Vice President and CFO, 1995 to 1996; Senior Vice President and CFO, 1992 to 1995; Vice President and Treasurer, 1988 to 1992; various financial positions since 1970. Age 57.	Director since 1996. Member, Executive and Finance Committees. Mr. Hoover is a director of Energizer Holdings, Inc., St. Louis, Missouri.
Jan Nicholson
	President, The Grable Foundation, Pittsburgh, Pennsylvania, since 1990; Managing Director, Strategic Risk Assessment, MBIA Insurance Corporation, Armonk, New York, 1998 to 2000; Managing Director, Research and Development, Capital Markets Assurance Corporation (CapMAC), New York, New York, 1994 to 1998; Vice President and Manager of Northeast Department for Citicorp Real Estate, New York, New York, 1990 to 1994. Age 57.	Director since 1994. Member, Audit and Finance Committees.

The Board of Directors recommends a vote FOR the election of each nominee for Director named above.
To Continue in Office Until the 2004 Annual Meeting (Class I)
Frank A. Bracken
	President and Director, George and Frances Ball Foundation, Muncie, Indiana; Of Counsel, Bingham Summers Welsh & Spilman, Attorneys at Law, Indianapolis, Indiana, 1994 to 2001; Deputy Secretary, U.S. Department of the Interior, 1989 to 1993; Chairman of the Board, Ball-InCon Glass Packaging Corp., 1987 to 1989. Various corporate positions, 1972 to 1987. Age 68.	Director since 1995. Member, Audit, Executive, Human Resources and Nominating Committees. Mr. Bracken is a director of First Merchants Corporation, Muncie, Indiana.
John F. Lehman
	Chairman, J. F. Lehman & Company, New York, New York, since 1990; Chairman of the Board, OAO Technology Solutions, Inc., Greenbelt, Maryland, since 2001; Chairman of the Board, Sperry Marine Inc., Charlottesville, Virginia, 1993 to 1996; Managing Director, Investment Banking Division, PaineWebber Inc., New York, New York, 1988 to 1990; Secretary of the Navy, Washington, D.C., from 1981 to 1987. Age 60.	Director since 1987. Member, Finance, Human Resources and Nominating Committees. Mr. Lehman is a director of OAO Technology Solutions Inc., Greenbelt, Maryland.
George A. Sissel
	Retired as Chairman of the Board, Ball Corporation, in April 2002, Chairman of the Board, Ball Corporation, January 2001 to April 2002; Chairman and Chief Executive Officer, January 1998 to January 2001; Chairman, President and CEO, 1996 to 1998; President and CEO, 1995 to 1996; various corporate positions, 1970 to 1996. Age 66.	Director since 1995. Member, Executive and Finance Committees. Mr. Sissel is a director of CIBER, Inc., Greenwood Village, Colorado, and First Merchants Corporation, Muncie, Indiana.
To Continue in Office Until the 2005 Annual Meeting (Class II)
William P. Stiritz
Chairman, Energizer Holdings, Inc., St. Louis, Missouri, since 2000, and Chairman, Ralcorp Holdings, Inc., St. Louis, Missouri, since 1994; Chairman, Ralston Purina Company, St. Louis, Missouri, 1997 to 2001; Chairman, Chief Executive Officer and President, Agribrands International, Inc., St. Louis, Missouri, 1998 to 2001; Chairman, President and Chief Executive Officer, Ralston Purina Company, 1982 to 1997. Age 68.
Director since 1983. Member, Audit, Human Resources and Nominating Committees.

Mr. Stiritz is a director of Energizer Holdings, Inc., May Department Stores Co., and Ralcorp Holdings, Inc., all of St. Louis, Missouri, and Vail Resorts Inc., Avon, Colorado.
Stuart A. Taylor II
	Chief Executive Officer, The Taylor Group L.L.C., Chicago, Illinois, since June 2001; Senior Managing Director, Bear, Stearns & Co. Inc., Chicago, Illinois, 1999 to 2001; Managing Director, CIBC World Markets, Chicago, Illinois, 1997 to 1999; Managing Director, Bankers Trust Company, Chicago, Illinois, 1995 to 1997; Vice President, Bankers Trust Company, 1993 to 1995; Vice President, Morgan Stanley & Co. Incorporated, Chicago, Illinois, 1991 to 1993. Age 42.	Director since 1999. Member, Audit, Finance, Human Resources and Nominating Committees.

CERTAIN COMMITTEES OF THE BOARD

        Among the standing committees of the Board of Directors are the Audit, Nominating and Human Resources Committees.

Audit Committee:

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management's conduct of the Corporation's public financial reporting process, including overviewing the accounting policies and the system of internal accounting controls, and the audit efforts of the Corporation's independent accountants and the internal audit department. Members of the Audit Committee, all of whom are currently independent as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards, are Messrs. Stiritz (Chairman), Bracken and Taylor and Ms. Nicholson. The Audit Committee met four times during 2002. The Report of the Audit Committee is set forth on page 19. The Securities and Exchange Commission and the New York Stock Exchange have proposed requirements which could impact the membership and duties of this Committee. The Corporation is monitoring these proposals and will take appropriate action taking into account applicable effective dates and transition periods. The Committee considered whether the non-audit services provided during 2002 by the independent accountants as disclosed below were compatible with maintaining the accountants' independence. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered during 2002 are as follows:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$1,487,000	$0	$4,155,000

The non-audit fees billed by PricewaterhouseCoopers LLP for services rendered during 2002 were in conjunction with the acquisition of Schmalbach-Lubeca GmbH ($2,225,000); statutory audits of foreign subsidiaries ($353,000); benefit plan audits ($111,000); expatriate tax services ($123,000); disclosure controls and procedures ($60,000); and tax consulting and compliance ($1,283,000).

Nominating Committee:

        The duties of the Nominating Committee are: (a) develop and maintain a list of qualified candidates to fill vacancies on the Board and aid in attracting qualified candidates to the Board; (b) recommend to the Board candidates to fill any vacancies on the Board; (c) recommend to the Board annually a slate of directors to be elected by the shareholders at the Annual Meeting and recommend to the Board the inclusion of the slate in the Proxy Statement; and (d) recommend the compensation for services as director to be paid to nonmanagement directors. Current members of the Nominating Committee are Messrs. Bracken (Chairman), Dean, Hackett, Lehman, Stiritz and Taylor. The Nominating Committee met once during 2002. The New York Stock Exchange has proposed requirements which could impact the membership and duties of this Committee. The Corporation is monitoring these proposals and will take appropriate action taking into account applicable effective dates and transition periods. The Nominating Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

Human Resources Committee:

        The duties of the Human Resources Committee are: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees; (c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (e) approve major salaried benefit plans, changes, plan additions, terminations and discontinuations; (f) direct the administration of the Corporation's various stock option plans, stock appreciation rights plans, the restricted stock plans and deferred compensation plans, in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted and approve the number of shares to be optioned and/or granted from time to time to any individual; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. Current members of the Human Resources Committee are Messrs. Dean (Chairman), Bracken, Hackett, Lehman, Stiritz and Taylor. The New York Stock Exchange has proposed requirements which could impact the membership and duties of this Committee. The Corporation is monitoring these proposals and will take appropriate action taking into account applicable effective dates and transition periods. The Human Resources Committee met five times during 2002.

BOARD MEETINGS

        The Board of Directors held seven meetings during 2002. Every director attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        To be eligible for inclusion in the Corporation's Proxy Statement for the 2004 Annual Meeting, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 17, 2003.

        If a shareholder desires to bring business before the 2004 Annual Meeting which is not the subject of a proposal submitted for inclusion in the Proxy Statement, he must notify the Corporation in writing by January 31, 2004, or the proposal may be considered untimely, and management's proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the Annual Meeting.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Corporation of the Chief Executive Officer, of the next four most highly compensated executive officers and of one additional individual who would have been included had he been serving as an officer at fiscal year end, of the Corporation (the Named Executive Officers) in office on December 31, 2002:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Securities Underlying Options	LTIP Payouts	All Other Compensation(3)
R. David Hoover Chairman, President and Chief Executive Officer	2002 2001 2000	$765,000 610,000 500,000	$1,271,870 291,597 621,956		$1,744,690 2,011,600		$841,835 612,603 242,576	$134,191 159,116 127,970
Donald C. Lewis Vice President, Assistant Corporate Secretary and General Counsel	2002 2001 2000	200,500 193,500 185,000	187,267 61,072 149,567		237,098		111,848 157,962 91,168	34,216 29,268 17,093
Leon A. Midgett Executive Vice President and Chief Operating Officer, Packaging	2002 2001 2000	415,000 395,000 368,692	550,358 185,850 460,616		838,460 310,842		354,656 286,549 112,774	93,105 61,699 45,829
Albert R. Schlesinger(4) Chairman and Chief Executive Officer, Ball Asia Pacific Ltd.	2002 2001 2000	233,274 203,250 195,250	245,723 64,975 158,227		211,815 228,300		130,735 223,426 139,574	50,804 44,508 35,119
Raymond J. Seabrook Senior Vice President and Chief Financial Officer	2002 2001 2000	312,500 295,000 272,431	392,354 109,551 283,987		913,200		233,530 205,045 91,476	59,364 52,958 46,788
David A. Westerlund Senior Vice President, Administration, and Corporate Secretary	2002 2001 2000	275,000 259,000 245,400	316,578 88,316 241,050		789,760 458,468		201,093 182,875 84,800	57,888 30,967 24,763

(1)
As noted in the Report of the Human Resources Committee, Ball Corporation uses the term Incentive Compensation rather than Bonus. Also noted in the Report of the Human Resources Committee is the performance level of the Corporation and each of the operating units in relation to incentive targets and the resulting impact on the "bonus" amounts shown above.
(2)
The amounts shown in the Restricted Stock Awards column for 2002 consist of the following:
Mr.
Hoover—shares granted pursuant to the Deposit Share Program, $1,744,690.
Mr.
Midgett—shares granted pursuant to the Deposit Share Program, $337,760; restricted shares granted, $500,700.
Mr.
Schlesinger—restricted shares granted, $211,815.
Mr.
Westerlund—shares granted pursuant to the Deposit Share Program, $789,760.
(3)
The amounts shown in the All Other Compensation column for 2002 consist of the following:
Mr.
Hoover—above-market interest on deferred compensation account, $101,594; company contribution to 401(k) Plan, $5,500; company contribution to Employee Stock Purchase Plan, $1,200; compensation attributable to the split-dollar life insurance program, $2,947; company contribution to 2000 Deferred Compensation Company Stock Plan, $20,000; executive disability premiums, $2,950.
Mr.
Lewis—above-market interest on deferred compensation account, $28,730; company contribution to 401(k) Plan, $3,667; executive disability premiums, $1,819.
Mr.
Midgett—above-market interest on deferred compensation account, $63,793; company contribution to 401(k) Plan, $5,500; company contribution to Employee Stock Purchase Plan, $780; company contribution to 2000 Deferred Compensation Company Stock Plan, $20,000; executive disability premiums, $3,032.
Mr.
Schlesinger—above-market interest on deferred compensation account, $36,174; company contribution to 401(k) Plan, $5,500; compensation attributable to the split-dollar life insurance program, $6,406; executive disability premiums, $2,724.
Mr.
Seabrook—above-market interest on deferred compensation account, $29,983; company contribution to 401(k) Plan, $5,500; company contribution to Employee Stock Purchase Plan, $1,200; compensation attributable to the split-dollar life insurance program, $609; company contribution to 2000 Deferred Compensation Company Stock Plan, $20,000; executive disability premiums, $2,072.
Mr.
Westerlund—above-market interest on deferred compensation account, $29,215; company contribution to 401(k) Plan, $5,500; company contribution to Employee Stock Purchase Plan, $1,200; company contribution to 2000 Deferred Compensation Company Stock Plan, $20,000; executive disability premiums, $1,973.
(4)
Mr. Schlesinger served as Vice President and Controller of the Corporation until March 31, 2002, and is included pursuant to SEC Proxy Regulations which provide for the inclusion of up to two additional individuals who would have been reportable had they been an officer at fiscal year end.

Long-Term Incentive Compensation

Stock Option Grants and Exercises

        The following tables present certain information for the Named Executive Officers relating to stock option grants and exercises during 2002 and, in addition, information relating to the valuation of unexercised stock options:

STOCK OPTION GRANTS IN 2002

Name	Options Granted		Percentage of Total Options Granted to Employees in Fiscal 2002	Exercise Price (per share)	Expiration Date	Grant Date Present Value(2)
R. David Hoover	90,000	(1)	17.07	$47.49	04/23/12	$1,491,300
Donald C. Lewis	6,000	(1)	1.14	47.49	04/23/12	99,420
Leon A. Midgett	25,000	(1)	4.74	47.49	04/23/12	414,250
Albert R. Schlesinger	6,000	(1)	1.14	47.49	04/23/12	99,420
Raymond J. Seabrook	20,000	(1)	3.79	47.49	04/23/12	331,400
David A. Westerlund	20,000	(1)	3.79	47.49	04/23/12	331,400

(1)
Stock options were granted on April 23, 2002, and are exercisable beginning one year after grant and each year thereafter in 25 percent increments.

(2)
Grant date option values are estimated at $16.57 per share based on the Black-Scholes option-pricing model adapted for use in valuing employee stock options. The estimated value under the Black-Scholes model is based on assumptions of volatility of 34.92 percent, a risk-free rate of return of 4.57 percent, a dividend yield of 0.70 percent, an expected option term of 4.75 years, and no adjustment for the risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED STOCK OPTION EXERCISES IN 2002
AND FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options Held at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R. David Hoover	65,416	$2,051,583	288,586	225,000	$9,341,599	$4,441,930
Donald C. Lewis	0	0	24,000	19,000	756,153	421,014
Leon A. Midgett	83,000	2,168,623	5,000	85,000	145,325	1,932,837
Albert R. Schlesinger	0	0	54,500	19,500	1,875,542	432,827
Raymond J. Seabrook	12,500	388,218	69,136	67,500	2,284,191	1,544,274
David A. Westerlund	16,752	472,925	95,248	60,000	3,233,452	1,319,537

(1)
Based on the closing price on the New York Stock Exchange—Composite Transactions of the Corporation's Common Stock on December 31, 2002, of $51.19.

Long-Term Cash Incentive

        The following table presents information for the Named Executive Officers concerning the Long-Term Cash Incentive Plan and, in addition, information relating to the estimated future payouts.

LONG-TERM CASH INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts(2)
	Number of Units(1)	Performance Period Until Maturation
Name			Threshold	Target	Maximum
R. David Hoover	0	1/1/01 - 12/31/03	$263,531	$527,062	$1,054,123
Donald C. Lewis	0	1/1/01 - 12/31/03	29,011	58,022	116,044
Leon A. Midgett	0	1/1/01 - 12/31/03	103,670	207,340	414,679
Albert R. Schlesinger	0	1/1/01 - 12/31/03	37,783	77,543	155,086
Raymond J. Seabrook	0	1/1/01 - 12/31/03	60,451	125,939	251,878
David A. Westerlund	0	1/1/01 - 12/31/03	51,629	107,560	215,120

(1)
Participants are not awarded a number of units. Awards are expressed as a percentage of average annual salary and "bonus" at target during the performance period. However, Named Executive Officers, including the Chief Executive Officer, whose Ball Corporation stock holdings are below the established guidelines, will receive one-half of their award in Ball Corporation Restricted Stock.

(2)
Estimated future payouts ("earned awards") are based on Ball's total shareholder return performance, i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies listed on the S&P Global Industry Classification Standard (GICS) which has replaced the S&P Industrials Index.

Retirement Plans

        The following table, for purposes of illustration, indicates the amounts of annual retirement income which would be payable in 2003 to the Named Executive Officers at normal retirement age 65. The calculation of retirement benefits under the plans generally is based upon average earnings (base salary only) for the highest five consecutive years of the ten years preceding retirement.

PENSION PLAN TABLE

	Years of Service
Average Annual Earnings
	15	20	25	30	35
$150,000	$30,792	$41,056	$51,320	$61,583	$71,847
200,000	42,042	56,056	70,070	84,083	98,097
250,000	53,292	71,056	88,819	106,583	124,347
300,000	64,542	86,056	107,570	129,083	150,597
350,000	75,792	101,056	126,320	151,583	176,847
400,000	87,042	116,056	145,069	174,083	203,097
450,000	98,292	131,056	163,820	196,583	229,347
500,000	109,542	146,056	182,570	219,083	255,597
550,000	120,792	161,056	201,319	241,583	281,847
600,000	132,042	176,056	220,070	264,083	308,097
650,000	143,292	191,056	238,820	286,583	334,347

        The Corporation's qualified salaried retirement plans provide defined benefits determined by base salary and years of service. The Corporation has also adopted a nonqualified supplemental executive retirement plan that provides benefits otherwise not payable under the qualified pension plan to the extent that the Internal Revenue Code limits the pension to which an executive would be entitled under the qualified pension plan. The benefit amounts shown in the preceding table reflect the amount payable as a straight life annuity and include amounts payable under the supplemental retirement plan. Messrs. Hoover, Schlesinger and Seabrook participate in a split-dollar life insurance plan.

        Average Annual Earnings used under the pension formula to calculate benefits together with years of benefit service, as of December 31, 2002, for the Named Executive Officers are: R. David Hoover, $526,312 (32.54 years); Donald C. Lewis, $183,700 (19.33 years); Leon A. Midgett, $343,661 (30.17 years); Albert R. Schlesinger, $197,775 (26.09 years); Raymond J. Seabrook, $268,153 (10.21 years); and David A. Westerlund, $243,510 (27.32 years) (offset by benefits received from a prior employer).

Termination of Employment and Change-in-Control Arrangements

        The Corporation maintains a revocable, funded grantor trust, which, in the event a change in control of the Corporation occurs, would become irrevocable with funds thereunder to be available to apply to the Corporation's obligations under its deferred compensation plans covering key employees, including the Named Executive Officers. Under the trust, "change in control" can occur by virtue, in general terms, of an acquisition by any person of 40 percent or more of the Corporation's voting shares; a merger in which shareholders of the Corporation before the merger own less than 60 percent of the Corporation's Common Stock after the merger; shareholder approval of a plan to sell or dispose of substantially all of the assets of the Corporation; a change of a majority of the Corporation's Board of Directors within a 12-month period unless approved by two-thirds of the directors in office at the beginning of such period; a threatened change in control, deemed to exist if there is an agreement which would result in a change in control or public announcement of intentions to cause a change in control; and by the adoption by the Board of Directors of a resolution to the effect that a change or threatened change in control has occurred for purposes of the trust. The trust was partially funded as of December 31, 2002, with approximately $20.8 million of net equity of company-owned life insurance policies on the lives of various employees, including participants in the plans, and 106,076 shares of the Corporation's Common Stock valued at $5,430,030 ($51.19 per share) at the close of business on December 31, 2002, to support approximately $92.1 million of current deferred compensation account balances of the beneficiaries of the trust in the event of a change in control. The Corporation has borrowing capacity to fully fund the trust in advance of a change in control and is required to do so prior to a change in control. If the funds set aside in the trust would be insufficient to pay amounts due the beneficiaries, then the Corporation would remain obligated to pay those amounts. In the event of the insolvency of the Corporation, the funds in the trust would be available to satisfy the claims of the creditors of the Corporation. The trust was not established in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

        The Corporation has change-in-control severance agreements with certain key employees, including the Named Executive Officers. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual base salary and target incentive compensation, the bargain element value of then-outstanding stock options, the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. In the event such benefits, together with other benefits paid because of a change in control, would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

        The Corporation has severance benefit agreements with certain key employees, including the Named Executive Officers. The agreements provide severance benefits in the event of an actual or constructive termination of employment. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in compensation or benefits, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual salary and target incentive compensation for Mr. Hoover, 1.5 times current annual salary and target incentive compensation for Messrs. Midgett, Seabrook and Westerlund and 1.25 times current annual salary and target incentive compensation for Messrs. Lewis and Schlesinger; the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service for Mr. Hoover, 1.5 years of benefit service for Messrs. Midgett, Seabrook and Westerlund and 1.25 years of benefit service for Messrs. Lewis and Schlesinger; two years of life, disability, accident and health benefits for Mr. Hoover, 1.5 years of life, disability, accident and health benefits for Messrs. Midgett, Seabrook and Westerlund and 1.25 years of life, disability, accident and health benefits for Messrs. Lewis and Schlesinger; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. Upon the occurrence of a change in control as defined in the change-in-control severance agreements, the executive is entitled to the greater of each of the benefits provided in this agreement and each of the benefits provided in the change-in-control severance agreement, including reimbursement thereunder resulting from excise taxes which may be incurred as a result of such payments.

Directors' Compensation

        Directors who are not employees of the Corporation receive as compensation a total target annual retainer composed of a $25,000 annual fixed retainer, plus an annual incentive retainer based upon the Corporation's actual operating performance for each fiscal (calendar) year. The annual incentive retainer is calculated in accordance with the Corporation's performance-based Incentive Compensation Plan at a rate of 40 percent of the directors' annual fixed retainer. Both annual retainers are paid 50 percent in cash and 50 percent in Restricted Stock. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation, in which case the restrictions will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Corporation's Common Stock on the date the restrictions lapse. Since 1997 there has been no retirement plan for directors.

        Non-employee directors receive a fee of $1,250 for attending each Board meeting; a fee of $1,000 for attending one or more committee meetings held on any one day; a fee of $1,000 per quarter for serving as chairman of a Board committee; and a per diem allowance of $750 for special assignments. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

        Non-employee directors may elect to defer the payment of a portion or all of their directors' fees into the 2000 Deferred Compensation Company Stock Plan and/or the 2002 Deferred Compensation Plan for Directors. These plans replace the directors' prior deferred compensation plan for incentive retainers earned in 2001 or after and for other directors' fees earned in 2002 and after. In addition, amounts deferred into the prior deferred compensation plan may be transferred to these plans or remain in the prior plan. Amounts deferred or transferred into the 2000 Deferred Compensation Company Stock Plan receive a 20 percent company match with a maximum match of $20,000 per year. Amounts deferred, transferred or credited to this Plan will be represented in the participant's account as stock units, with each unit having the value equivalent to one share of Ball Corporation Common Stock. All distributions of accounts will be made in the form of Ball Common Stock following termination of each director's service. Amounts deferred or transferred to the 2002 Deferred Compensation Plan for Directors are "invested" among various investment funds available under the plan. Amounts are not actively invested in the investment funds, but the return on a participant's accounts is determined as if the amounts were actually invested in those funds.

        All non-employee directors will receive 2,000-restricted share awards each upon reelection for three-year terms. Newly eligible non-employee directors will receive 2,000-restricted share awards each when they are elected or appointed for initial terms and upon reelection for three-year terms. The restrictions against disposal of the shares will lapse upon the termination of the director's service to the Corporation as a director, for whatever reason other than voluntary resignation during a term, in which case the restriction will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Common Stock on the date the restrictions lapse. Messrs. Stiritz and Taylor received 2,000-restricted share awards each upon reelection as directors on April 24, 2002, under the terms of the 1997 Stock Incentive Plan. Mr. Solso received a 2,000-restricted share award upon his election as a director by the Board on January 22, 2003.

        In April 2001 the Corporation implemented a deposit share program for its non-employee directors. The program is intended to increase share ownership by directors who must make additional investments in the Corporation's Common Stock to participate in the program. Under this program, a director receives one share of Restricted Stock for every share acquired by the director during a two-year period beginning in April 2001, up to a maximum of 6,000 shares per director. Restricted shares are granted pursuant to the shareholder approved Ball Corporation 1997 Stock Incentive Plan or its successor. Restrictions generally lapse on the Restricted Shares after four years, provided the acquired shares are retained until the restrictions lapse, but restrictions may lapse early upon termination of the director's service for whatever reason other than voluntary resignation during a term. The deposit share program for directors was amended and restated in January 2003 to permit future awards with share acquisition periods and restricted stock lapse provisions to be established at the time of the award. On January 22, 2003, Mr. Solso was granted the opportunity to participate in the program up to a maximum of 6,000 shares which must be acquired during a two-year period beginning on the grant date.

        Effective April 22, 2002, each non-employee director was granted options to purchase 4,000 Non-Qualified Stock Option shares of Ball Corporation Common Stock at $47.49 per share, which was 100 percent of the fair market value on that date. The stock options will become exercisable beginning one year after grant in 25 percent increments annually and will expire on April 22, 2012. All outstanding shares not previously vested will become fully vested for exercise upon attainment of age 70. Upon retirement, a director may, within a two-year period, exercise the director's stock options to the extent the director is entitled to exercise the stock options at the date of retirement.

Report of the Human Resources Committee on Executive Compensation

Overall Policy

        The Human Resources Committee (the "Committee") of the Board of Directors oversees the administration of executive compensation programs and determines the compensation of the executive officers of Ball Corporation. The Committee is composed solely of independent, non-employee directors and employs a compensation-consulting firm to advise and provide input in the course of its deliberations.

        Target total compensation of executive officers of the Corporation, including the Chief Executive Officer, is determined after reviewing the executive's performance and the pay of similarly situated executives at other manufacturing firms of similar size (based upon total employment and/or sales). The external comparison is based upon the results of an annual report prepared by the corporate compensation department and reviewed with the compensation-consulting firm employed by the Board of Directors. This report gathers information from compensation surveys that report on executive level positions at other manufacturing firms of similar size.

Annual Compensation

        The Committee generally establishes target total annual compensation, defined as the sum of base salary and incentive compensation at target, for each of the Corporation's executive officers in relation to the 50th percentile of what comparable companies are paying. The target total annual compensation level for each executive, other than the Chief Executive Officer, is determined based on recommendation from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities, experience in the position, individual performance and the performance of the executive's area of responsibility. The Chief Executive Officer's target total annual compensation is similarly determined in relation to the market's 50th percentile, the Committee's consideration of the Chief Executive Officer's experience in the position, assessment of individual performance and the financial performance of the Corporation.

        Compensation survey data is analyzed to determine competitive levels of target total annual compensation. After the Committee has established the appropriate target total annual compensation for an executive, base salary is determined by dividing target total annual compensation by the sum of one plus the executive's incentive compensation participation rate. When target performance, as defined in the Annual Incentive Compensation Plan (the "Annual IC Plan") discussed below, is attained, the executive will be paid a total annual compensation which equals that established by the Committee as appropriate for his performance and when compared to similarly situated executives at other companies. Incentive compensation participation rates for executives, including the Chief Executive Officer, are set by organizational level; for example, the Chief Executive Officer participates at one rate, senior executive officers participate at another rate, while other officers participate at lower rates and other key employees at lower rates yet.

        Base salary is referred to as "salary" in the Summary Compensation Table and incentive compensation actually earned by an executive officer is reported under the heading "Bonus." Actual incentive compensation earned is driven by the economic value added targets approved by the Committee at the beginning of the year. The Annual IC Plan targets are calculated taking into account historical performance, the company's cost of capital and the capital investment of each business unit. The resulting targets encourage continuous improvement in economic value added. The Annual IC Plan design applies to key employees, including the Named Executive Officers.

        The Annual IC Plan awards incentive compensation to executives based upon actual performance of the Corporation, or in certain cases the actual performance of the profit center for which the executive is responsible, in achieving improvements in economic value added relative to the established targets. Improvement in economic value added occurs when the ratio of net operating profit after tax to capital employed in the business increases over time. It establishes a direct link between incentive compensation and return earned on capital relative to a specified target return. Economic value added was selected as the measure for the Corporation's Annual IC Plan because it has been demonstrated that it correlates management's incentive with shareholder total return.

        If actual performance for the year is higher than the target performance level, then the actual incentive compensation for such year will be higher than target. Whenever actual performance falls below the target performance level, the executive will receive incentive compensation less than target. If performance falls below the minimum acceptable level established in the Annual IC Plan, then no annual incentive compensation will be earned, and the executive's annual compensation will consist only of base salary for the year. The Committee intends that an executive's target incentive compensation should be a significant portion of his target total compensation. It is not intended or perceived as a "bonus" but rather as the component of total compensation which is "at risk" as an incentive, dependent on operating performance. For the year ended December 31, 2001, actual incentive compensation for the Named Executive Officers was below target for each named executive, reflecting the below-target performance of the Corporation as a whole and for the packaging operations. Incentive compensation levels for 2002 reflect the above-target performance for the Corporation as a whole and for the packaging operations. Incentive compensation for Messrs. Hoover, Lewis, Seabrook and Westerlund was based entirely on the performance of the Corporation as a whole, while Messrs. Midgett's and Schlesinger's incentive compensation was based primarily on the performance of the packaging operations and partially on the performance of the Corporation as a whole.

        Certain key employees, including the Named Executive Officers, may elect to defer the payment of a portion or all of their incentive compensation into the 2000 Deferred Compensation Company Stock Plan and/or the 2001 Deferred Compensation Plan. These plans succeeded prior deferred compensation plans for incentive compensation earned in 2001 or after. In addition, amounts deferred into prior deferred compensation plans may be transferred to these plans or remain in the prior plans. Amounts deferred or transferred into the 2000 Deferred Compensation Company Stock Plan receive a 20 percent company match with a maximum match of $20,000 per year. Amounts deferred, transferred or credited to this Plan will be represented in the participant's account as stock units, with each unit having the value equivalent to one share of Ball Corporation Common Stock. All distributions of accounts will be made in the form of Ball Common Stock following termination of employment. Amounts deferred or transferred to the 2001 Deferred Compensation Plan are "invested" among various investment funds available under the plan. Amounts are not actively invested in the investment funds, but the return on a participant's accounts is determined as if the amounts were invested in those funds.

Long-Term Incentive Program

        The Corporation's long-term incentive program consists of plans based upon and designed to enhance the performance of Ball Corporation's Common Stock. Broad-based employee stock option plans are designed to encourage employee stock ownership and to recognize and reward employees for their levels of responsibility in building shareholder value. Grants of stock options to employees, including the Named Executive Officers, are generally made by the Committee after considering the recommendation of the Chief Executive Officer, based primarily on the level of the employee's position within the Corporation, taking into account the number of outstanding and previously granted options. Stock options granted to the Chief Executive Officer are determined by the Committee in relation to grant levels of other executive officers within the Corporation and an assessment of his past and expected performance as well as the number of outstanding and previously granted options. As the stock option plans are long term in nature, grants are determined independently of the shorter-term Annual IC Plan.

        The Long-Term Cash Incentive Plan is limited in its participation to selected key executives, including the Named Executive Officers, who contribute materially to the success of Ball Corporation and its subsidiaries through their leadership skills, vision and dedication. The plan provides cash and Restricted Stock awards on the basis of Ball's total shareholder return performance; i.e., stock price appreciation plus dividends, over three-year performance cycles that begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Global Industry Classification Standard (GICS). Named Executive Officers whose Ball Corporation stock holdings are below established guidelines receive up to one-half of their award in Ball Corporation Restricted Stock. Long-Term Cash Incentive Plan awards are shown in the Summary Compensation Table under "LTIP Payouts."

        In March 2001 the Corporation implemented a deposit share program for its key employees, including the Named Executive Officers. The program is intended to increase share ownership by key executives who must make additional investments in the Corporation's Common Stock to participate in the program. Under this program, a participant receives one share of Restricted Stock for every share acquired by the participant during a two-year period beginning in March 2001, up to preestablished maximums per participant established by the Committee. Restricted shares are granted pursuant to the shareholder approved Ball Corporation 1997 Stock Incentive Plan or its successor. Restrictions lapse on the Restricted Shares after four years (or partially lapse earlier if share ownership guidelines are met) provided the acquired shares are retained until the restrictions lapse. The grant date value of Restricted Shares granted under this program are shown in the Summary Compensation Table under "Restricted Stock Awards." The deposit share program was amended and restated in October 2002 to permit future awards with share acquisition periods and restricted stock lapse provisions to be established by the Committee at the time of the awards.

        In conjunction with the acquisition of Schmalbach-Lubeca GmbH, the Corporation implemented a special three-year acquisition-related, special incentive compensation plan designed to motivate key employees, including the Named Executive Officers (except Mr. Schlesinger), to rapidly and successfully integrate the acquisition into the Corporation. Payouts under this plan may occur annually based on the achievement of target performance levels of the acquired business. All payouts will be made in cash.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. One of the primary responsibilities of the Committee is to provide a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder return. Nevertheless, to the extent that any cash compensation for any Named Executive Officer otherwise deductible for a particular tax year would not be deductible in that year because of the limitations of Section 162(m), the Committee has mandated that such compensation will be deferred until retirement; however, the Committee, at its sole discretion, may approve payment of nondeductible compensation from time to time if it determines circumstances warrant it. The Committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

        The following directors and members of the Human Resources Committee have furnished the foregoing report:

    Howard M. Dean, Chairman
    Frank A. Bracken
    John T. Hackett
    John F. Lehman
    William P. Stiritz
    Stuart A. Taylor II

Compensation Committee Interlocks and Insider Participation

        During 2002, Mr. Hoover, Chairman of the Board, President and Chief Executive Officer of Ball Corporation, served on the Executive Compensation Committee of Energizer Holdings, Inc. Mr. Stiritz, Chairman of the Management Strategy and Finance Committee and Chairman of the Board of Energizer Holdings, Inc., is a director of the Company. Mr. Stiritz served on the Human Resources Committee of the Company's Board of Directors. Mr. Hoover resigned from the Executive Compensation Committee of Energizer Holdings, Inc., on December 31, 2002.

Shareholder Return Performance Presentation

        The line graph below compares the annual percentage change in Ball Corporation's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and The Dow Jones Containers & Packaging Index for the five-year period ending December 31, 2002.

Comparison of Five-Year Cumulative Total Return Among Ball Corporation Common,
The S&P Composite 500 Stock Index and The Dow Jones Containers & Packaging Index

Notes:	Assumes $100 invested on December 31, 1997. Total return assumes reinvestment of dividends. The Dow Jones Containers & Packaging Index total return weighted by market capitalization.

        The Dow Jones Containers & Packaging Index reflects Ball Corporation's performance against packaging businesses, the Corporation's principal industry group, and provides an appropriate indicator of cumulative total shareholder returns. Companies included in the Dow Jones Containers & Packaging Index, in addition to Ball Corporation, are: AptarGroup, Inc.; Bemis Company, Inc.; Chesapeake Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Corp.; Sonoco Products Company; and Temple-Inland, Inc.

REPORT OF THE AUDIT COMMITTEE

        Pursuant to Item 306 of Securities and Exchange Commission Regulation S-K, the Audit Committee of the Ball Corporation Board of Directors (the "Committee") hereby issues the following report.

        Management is responsible for the Corporation's system of internal accounting controls, financial reporting practices and compliance with all laws and regulations and ethical business standards. The independent accountants are responsible for performing an audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

        In this context, the Committee has reviewed and discussed the audited consolidated financial statements of the Corporation with management and the independent accountants. The Committee has discussed with the independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The Corporation's independent accountants provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ("ISBS No. 1"), and the Committee has discussed with the independent accountants that firm's independence.

        Based upon the Committee's review and discussion with management and the independent accountants, the representations of management and the disclosures and letter of the independent accountants (as required by ISBS No. 1) to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, be filed with the Securities and Exchange Commission.

        The foregoing report has been furnished by the following directors and members of the Audit Committee:

    William P. Stiritz, Chairman
    Frank A. Bracken
    Jan Nicholson
    Stuart A. Taylor II

VOTING ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        As disclosed in this Proxy Statement, during 2002, PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions and to make a statement if they so desire.

        The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for 2003.

VOTING ITEM 3—PROPOSAL TO AMEND THE AMENDED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF THE CORPORATION'S COMMON STOCK

        On January 22, 2003, the Corporation's Board of Directors approved and therefore recommends that the shareholders amend the Amended Articles of Incorporation of Ball Corporation to increase the authorized number of shares of the Corporation's Common Stock, without par value, from 120,000,000 to 240,000,000. If the proposed amendment is adopted, the total number of shares of all classes of stock which the Corporation is authorized to issue would be 255,000,000.

        As of March 3, 2003, 77,232,308 shares of Common Stock were issued, of which 56,976,266 were outstanding and 20,256,042 were held as treasury shares of the Corporation. A balance of 42,767,692 authorized but unissued shares of Common Stock remained available for issuance without further action by the shareholders. Fifteen million shares of Preferred Stock have been authorized but are unissued. The additional shares of Common Stock authorized under the proposed amendment would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. The shareholders have no preemptive rights to subscribe to or purchase any additional shares of Common Stock nor to purchase any shares of Common Stock held by the Corporation as treasury stock. No shareholder of Common Stock has any right of cumulative voting.

        The Board of Directors believes that it is in the Corporation's best interest to have additional authorized shares of Common Stock available for possible stock splits, stock dividends, future financings, acquisitions and other general corporate purposes.

        On February 22, 2002, the Corporation effected a two-for-one stock split which increased the number of issued shares to the point that it is not possible to again effect a two-for-one stock split without increasing the number of common shares that the Corporation is authorized to issue. In addition, the Corporation has executed an Indenture dated as of December 19, 2002, which gives it the right until December 15, 2005, to reduce up to 35 percent of $300,000,000 6 7/8% Senior Notes (6 7/8% Notes) with the proceeds of an equity offering as defined by the Indenture for the 6 7/8% Notes.

        Article V of the Articles of Incorporation authorizes 135,000,000 shares. Article VI of the Articles of Incorporation authorizes 120,000,000 Common shares and 15,000,000 Preferred shares. As of March 3, 2003, the Corporation had issued 77,232,308 of which 20,256,042 were held in Treasury shares and 56,976,266 were issued and outstanding. A two-for-one stock split would require at least 154,464,616 Common shares as of March 3, 2003. This does not take into account the 2,100,000 Common shares which the Corporation would need to issue assuming a $50.00 per share price if the Corporation elected to redeem up to 35 percent of the 6 7/8% Notes outlined above. Your management and Board of Directors may or may not elect to take either of the above actions in the future.

        Although there is no specific transaction being contemplated at the present time, the Board considers it desirable to increase the authorized number of shares of Common Stock to provide the Corporation greater flexibility and enable it to take advantage of favorable opportunities in which an issuance of Common Stock might be appropriate without the expense and delay of a special shareholders' meeting. To the best knowledge of the Board and management, there does not exist any pending effort by anyone to accumulate the Corporation's securities or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise.

        Certain disclosures are set forth hereafter regarding, among other things, the possibility that additional authorized shares of the Corporation's Common Stock could make a change in control of the Corporation more difficult and regarding other existing provisions in the Corporation's Amended Articles of Incorporation and Bylaws which might have an antitakeover effect.

        Although the Corporation has no present intention of taking the following actions, shares of authorized but unissued shares of Common or Preferred Stock could be used by the Board to make it more difficult to effect a change in control of the Corporation. Under certain circumstances such shares could be used to create voting impediments or frustrate persons seeking to gain control of the Corporation or could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. The Board could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, on any merger, sale or exchange of assets by the Corporation or any other extraordinary corporate transaction. The issuance of new voting shares could be used to dilute the stock ownership of a person seeking control of the Corporation. In this respect, some companies in the past have issued preferred stock as a dividend to the holders of their common stock, with the preferred stock having terms designed to protect against the adverse consequences to shareholders of partial tender offers and the related use of two-tier pricing. The Corporation's Preferred Stock would be available for such purpose. In some cases, the increased authorized Common or Preferred Stock and the ability of the Board to issue voting Preferred Stock might in themselves discourage an attempt by another person to acquire control of the Corporation with a view to imposing a merger, sale of all or any part of the Corporation's assets or a similar transaction.

        The Corporation's Amended Articles of Incorporation and Bylaws currently contain provisions, briefly described below, which are commonly considered to have antitakeover effects. Although the Board may from time to time consider additional proposals which may be deemed antitakeover measures, there is no present intention to propose any such measure.

        The Corporation's Board of Directors, numbering from a minimum of nine and maximum of fifteen, is classified into three classes serving three years each, with one class being elected each year, unless determined otherwise by the affirmative vote of the holders of 75 percent of the shares entitled to vote generally in an election of directors. The affirmative vote of 75 percent of such shares is necessary to remove directors, but directors may be removed only for cause. Such 75 percent vote is also required to amend these and other provisions in the Amended Articles relating to the directors.

        In addition, approval by such 75 percent vote is required to authorize certain transactions between the Corporation and a holder of more than ten percent of the voting shares, unless certain minimum price and procedural requirements are met or the transaction is approved by a majority of directors who are unaffiliated with the holder and who were directors before such holder acquired its greater-than-ten percent interest. Such vote is also required to amend this provision of the Amended Articles of Incorporation, known as the Fair Price Provision.

        Also, shares of Common or Preferred Stock could be issued (within the limits imposed by applicable law and the rules of any stock exchange on which the Corporation's securities are listed or may be listed in the future) to a holder that would thereby have sufficient voting power under the Corporation's Amended Articles of Incorporation to defeat any proposal to remove directors or to accomplish certain business combinations opposed by the incumbent Board under the Fair Price Provision described above. The Corporation has no present intention of issuing shares for such purpose.

        On January 24, 1996, the Board of Directors adopted a Shareholder Rights Plan (the "Plan") designed to protect the interest of shareholders in the event the Corporation is confronted with coercive or unfair takeover tactics, whether through a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all shareholders equally or other takeover tactics which the Board believes are not in the best interests of all shareholders. Pursuant to the Plan, the holders of the Corporation's Common Stock receive contingent rights (the "Rights") to purchase one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, at a price of $130 per Unit. The Rights generally become exercisable ten days after a person or group either acquires 20 percent or more of the Corporation's Common Stock or commences a tender offer or exchange offer that would result in such person or group owning 30 percent or more of the Corporation's Common Stock. If a person acquires 20 percent or more of the Corporation's Common Stock (other than pursuant to a tender offer or exchange offer for all outstanding shares of the Corporation's Common Stock which a majority of independent directors determines to be fair), then holders other than the 20 percent-or-more holder will be entitled to exercise their rights and purchase from the Corporation Common Stock having a value equal to two times the exercise price of the Right. Alternatively, if the Corporation is involved in a merger or other business combination at any time after the Rights become exercisable in which the Corporation and its stock do not survive (other than a merger or consolidation following a tender offer described above) or if 50 percent or more of the Corporation's assets or earning power are sold or transferred, the holder of a Right will be entitled to purchase common stock of the acquiring company having a value equal to two times the exercise price of the Right. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation, including, without limitation, the right to vote or receive dividends. This paragraph is merely a summary of the Rights Agreement filed with the Securities and Exchange Commission.

        If this amendment is approved, no further action or authorization by the Corporation's shareholders would be necessary prior to issuance of additional shares of Common Stock, except as may be required for a particular transaction or issuance by applicable law or by the rules of any stock exchange on which the Corporation's securities may then be listed. The New York Stock Exchange, Inc., on which the issued shares of the Corporation's Common Stock are listed and principally traded, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, when the present or potential issuance of shares could result in an increase by at least 20 percent in the number of shares of Common Stock outstanding.

        At the date of this Proxy Statement, the Corporation has no agreements, commitments or plans with respect to the sale or issuance of the additional shares of Common Stock which would be authorized by the proposed amendment.

        The proposed amendment to the Amended Articles will be adopted if the votes cast favoring the amendment exceed the votes cast opposing the action.

        The Board of Directors unanimously recommends a vote "FOR" the proposal to amend the amended Articles of Incorporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the Securities and Exchange Commission require disclosure of late filings of reports of stock ownership and changes in stock ownership by directors and executive officers. To the best of the Corporation's knowledge, all of the filings for its executive officers and directors were made on a timely basis in 2002.

SOLICITATION AND OTHER MATTERS

        The Corporation will pay the cost of soliciting proxies. Georgeson Shareholder has been retained to assist in the solicitation of proxies for a fee of $6,000, plus expenses. In addition to solicitations by mail, proxies also may be solicited personally, by telephone or electronic means by some directors, officers and regular employees of the Corporation, without additional compensation, as well as by employees of Georgeson Shareholder. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock.

        As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. However, the persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

By Order of the Board of Directors
David A. Westerlund Corporate Secretary

March 17, 2003
Broomfield, Colorado

Ball Corporation

10 LONGS PEAK DRIVE
BROOMFIELD, COLORADO 80021-2510

/X/
Please mark your
vote as in this
example.

        This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of directors and FOR Proposals 2 and 3.

        The Board of Directors recommends a vote FOR the election of directors and FOR Proposals 2 and 3.

		FOR	WITHHOLD authority for all Nominees				FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)	/ /	/ /	To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee for whom you are withholding authority to vote on the line provided below.	2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Corporation.	/ /	/ /	/ /
							FOR	AGAINST	ABSTAIN
					3.	Proposal to amend the Amended Articles of Incorporation to increase the amount of authorized Common Stock from 120,000,000 shares to 240,000,000 shares	/ /	/ /	/ /
					4.	At their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting or any adjournment thereof.

Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

						SIGNATURE(S)			DATE

FOLD AND DETACH HERE

BALL CORPORATION

Dear Shareholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

        The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week, up until the day prior to the meeting.

To Vote by Telephone:
Using a touch-tone phone, call toll-free:	1-877-PRX-VOTE (1-877-779-8683)
To Vote by Internet:

Log on to the Internet and go to the website: http://www.eproxyvote.com/bll

Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

THANK YOU FOR VOTING YOUR SHARES.
YOUR VOTE IS IMPORTANT!

Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.

PROXY

BALL CORPORATION	PROXY/VOTING INSTRUCTION CARD
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 23, 2003.

The undersigned hereby appoints Frank A. Bracken, George A. Sissel and Stuart A. Taylor II and each or any of them as Proxies, with full power of substitution, to vote all shares of Ball Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposals 2 and 3 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on Wednesday, April 23, 2003, or any adjournment thereof.

This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR items 1, 2 and 3.

Election of one director for a one-year term.

01 Hanno C. Fiedler

Election of one director for a two-year term.

02 Theodore M. Solso

Election of directors for three-year terms. Nominees are:

03 Howard M. Dean, 04 R. David Hoover, 05 Jan Nicholson

You are encouraged to specify your votes by marking the appropriate boxes on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

QuickLinks

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
VOTING ITEM 1—ELECTION OF DIRECTORS
DIRECTOR NOMINEES AND CONTINUING DIRECTORS
CERTAIN COMMITTEES OF THE BOARD
BOARD MEETINGS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 2002
AGGREGATED STOCK OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES
LONG-TERM CASH INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR
PENSION PLAN TABLE
REPORT OF THE AUDIT COMMITTEE
VOTING ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
VOTING ITEM 3—PROPOSAL TO AMEND THE AMENDED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF THE CORPORATION'S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SOLICITATION AND OTHER MATTERS